Exhibit 23.1
Consent of Independent Auditor
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-224577) of DocuSign, Inc. of our report dated September 5, 2018, relating to the financial statements of SpringCM Inc., which appears in this Current Report on Form 8K/A dated September 25, 2018.

/s/ BOD USA, LLP

Chicago, Illinois
September 25, 2018